POTLATCH CORPORATION

                               OFFICERS' CERTIFICATE



                         We, GEORGE E. PFAUTSCH, Senior Vice President,
               Finance, and SANDRA T. POWELL, Treasurer, of Potlatch Corporation, a Delaware corporation (the "Company"), do hereby certify in accordance with Section 301 of the Indenture, dated as of April 1, 1986 (the "Indenture"), between the Company and Bankers Trust Company of California, National Association, as successor trustee (the
               "Trustee"), that, pursuant to resolutions adopted by the Board of Directors of the Company, the terms of certain debt securities of the Company under the Indenture are as follows:

                         1.  The title of the securities shall be
                    "9-1/8% Credit Sensitive Debentures due 2009" (the "Debentures");

                         2.  The aggregate principal amount of
                    Debentures which may be authenticated and delivered under the Indenture shall be $100,000,000 (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debentures pursuant to the Indenture);

                         3. The final maturity of the principal of the Debentures shall be December 1, 2009;

                         4. The Debentures shall bear interest at the rate of 9.125% per annum (subject to adjustment as provided below), which interest shall accrue from December 1, 1989 and such interest shall be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1990, to holders of record at the close of business on the May 15 and November 15, respectively, next preceding the Interest Payment Date (as defined in the Indenture);

                         5   The interest rate payable on the
                    Debentures shall be based upon the debt rating on the Debentures ("Rating") as determined by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), or their successors (as provided in the last sentence of this paragraph 5), and adjusted if necessary in response to changes in a Rating. The initial Applicable Rate (as hereinafter defined) on the Debentures will be

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                                                               Exhibit (4)(d)

          9.125% per annum. The Debentures shall bear interest at the initial Applicable Rate from December 1, 1989 to but excluding the earlier of the date of repayment or (except as provided below) the calendar day on which a change in rating category (as set forth in the table below) takes effect in either the S&P Rating or Moody's Rating (a "Rating Adjustment Date"). Beginning with the calendar day which is a Rating Adjustment Date if any (unless such Rating Adjustment Date occurs between a Record Date and an Interest Payment Date in which case beginning on such Interest Payment
          Date), and to but excluding the earlier of the date of repayment or next Rating Adjustment Date, if any, the Debentures shall bear interest at the rate per annum (the "Applicable Rate") set forth below opposite the lower of the S&P Rating and the Moody's Rating in effect at the close of business on that Rating Adjustment Date; provided that if only one such Rating is available on any Rating Adjustment Date, the Applicable Rate shall be determined solely by reference to such one Rating.

                    Ratings
          ---------------------------
                                                 Applicable
            Moody's           S&P                   Rate
          -----------     -----------            ----------

            Aaa              AAA                    8.825 %
          Aa1-Aa3          AA+-AA-                  8.925
          A1-Baa2          A+-BBB                   9.125
            Baa3             BBB-                   9.425
            Bal              BB+                   12.500
            Ba2              BB                    13.000
            Ba3              BB-                   13.500
          B1 or lower     B+ or lower              14.000

          If one or more Rating Adjustment Dates occur
          during any interest payment period, the Debentures shall bear interest for such interest payment period at the rate per annum equal to the weighted average of the Applicable Rates in effect during such interest payment period, calculated by multlplying each Applicable Rate by the number of days such Applicable Rates is in effect during each month of such interest payment period, determining the sum of such products and dividing such sum by the number of days in such interest payment period which shall be 180 days in all cases. The Applicable Rate and interest on the Debentures shall be computed on the basis of a year of twelve
          30-day months.   If neither S&P nor Moody's has
          issued a current Rating, or if the rating system employed by either such organization is changed from that which is currently employed, then the Company shall, with the approval of the Trustee, designate such additional nationally recognized rating organization, or make such adjustments in the relationship between the Rating and the Applicable Rate, as are consistent with the above table;

               6.   Not later than 15 days after any change
           in the Applicable Rate, the Company shall cause the Trustee to give notice of such change to all holders by mailing a written notice of such change by first class mail to all holders as their names
           and addresses appear in the Security Register   In
           addition, the Company will, upon request of the holder of a Debenture, provide the Applicable Rate then in effect;

               7.    The principal of and interest on the
           Debentures shall be payable at the office or agency of the Company which will initially be the office of the agent of the Trustee at Bankers Trust Company, 4 Albany Street, New York, New York 10006, or at such other places as the Company may designate; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture);

               8.    Except as provided in Sections 501 and
           502 of the Indenture, there is no option, obligation or right of the Company to redeem, purchase, repay or exchange any other securities for the Debentures prior to maturity;

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

            9. The provisions regarding defeasance set forth in Section 403 of the Indenture shall apply to the Debentures; provided that from and after the effective date of discharge described in such Section, the Applicable Rate shall be equal to the Applicable Rate in effect on the date prior to the deposit of money and/or U.S. Government Obligations with respect to the Debentures, and such Applicable Rate shall not thereafter be affected by any change in the Rating. For the purpose of determining the amount of money and/or U.S. Government Obligations required to be deposited with the Trustee in order to effect such a discharge, the interest rate on the Debentures shall be assumed to be (i) for the period beginning on the effective date of such discharge, such Applicable Rate and (ii) for the period beginning on the day of such deposit and ending on the date prior to the effective date of such discharge, the highest Applicable Rate indicated in paragraph 5 above; and

            10.    The provisions in Section 1007 of the
         Indenture shall not apply to the Debentures.

            IN WITNESS WHEREOF, We have hereunto signed our names this 6th day of December, 1989.



                                   /S/ George E. Pfautsch
                                  ---------------------------
                                       George E. Pfautsch
                                       Senior Vice President,
                                       Finance

                                   /S/ Sandra T. Powell
                                  ---------------------------
                                       Sandra T. Powell
                                       Treasurer

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